CynergisTek Appoints Three New Board Members

Firm Expands Expertise in Security, Healthcare, Public Company, Business Development, and C-Suite Leadership

Austin, TX, February 27, 2020 — CynergisTek, Inc. (NYSE AMERICAN: CTEK), a leader in cybersecurity, privacy, and compliance, today announced that it has appointed three new individuals to the CynergisTek board of directors: Dana Sellers, a pioneer in electronic health record strategy and healthcare information technology solutions and former CEO of Encore Health Resources; Michael Loria, a seasoned security professional and former vice president of corporate and business development for IBM Security; and Robert McCashin, an experienced public company CEO, strategic advisor for Falls River Group, and former chairman and CEO of Indentix.

“On behalf of the CynergisTek board, I want to welcome Dana, Mike, and Bob to our board of directors,” stated J.D. Abouchar, chairman of the board. “Dana has an impressive track record leading and growing healthcare IT firms, is an experienced operator and will add a new voice to our board. Mike is a well-regarded security professional with encyclopedic knowledge of the key players in the cybersecurity market, who was instrumental in the development behind the growth of IBM’s security business. Bob, an exceptional leader, brings decades of experience as a public company CEO and board member. These additions to CynergisTek’s board is just one more step in our growth strategy as a pureplay information security and privacy company.”

“One of our five strategic imperatives is to strengthen our team, and that includes bringing new skills onto the board,” said Caleb Barlow, CEO of CynergisTek. “Bob, Dana, and Mike bring a wealth of expertise and perspective that will be important to propel our growth.”

In addition, J.D. Abouchar, chairman since May 2016, has informed the CynergisTek board of directors he will be retiring at the end of his term at this year’s annual stockholders meeting, which will likely take place in June. J.D. presided over the board through multiple significant events: the transition into the cybersecurity market, uplisting to the NYSE American, divestiture of the legacy managed print services business, helping to position the company for growth, and the succession of a new CEO and management team.

“On behalf of the entire board, I want to thank J.D. for his tireless work as chairman, his support and guidance during these last few years, and his commitment to our stockholders,” said Barlow. “He led the company through significant changes during his time as chairman, turning CynergisTek into the business it is today. We wish him the best in his future endeavors.”

As a result of these decisions, Theresa Meadows has been named chairwoman of the Nominating and Corporate Governance Committee, which will be tasked with recommending the optimal slate of seven members for approval at the shareholder meeting. The announcements today reflect a deliberate process by the board that was informed by the company’s strategic direction, as well as engagement with shareholders and stakeholders.

Biographies

Dana Sellers

Most recently, Sellers was the co-founder and now retired CEO of Encore Health Resources, a leading healthcare information analytics company focused on value-based care and electronic health records for providers. A skilled leader, she has spent her 30-year career championing the use of healthcare IT to improve patient care and outcomes, and has been praised by the chief information officers she served and the staff she oversaw for her people-focused, solutions-driven approach. Sellers has held numerous prominent positions, including president and COO of Healthlink and CEO of Encore Health Resources in Houston, which she co-founded with Ivo Nelson in 2009. Under her leadership, Encore served more than 190 providers and completed more than 500 projects in the U.S. that advanced healthcare IT. She has also served on the boards of the College of Healthcare Information Management Executives (CHIME), the CHIME Foundation, and the CHIME Education Foundation.

Michael Loria

Loria currently is the executive vice president of corporate development at Brightcove, a leading video platform. He was the former vice president of business and corporate development for IBM’s Security division. As one of the founding members of the division, Loria led the reseller channels organization, the development of the technology partners ecosystem, strategic alliances, and technology licensing, and he was responsible for the acquisitions made by this division. Prior to his role in the formation of IBM’s Security unit, Loria had similar roles in IBM Rational Software and IBM Lotus. Prior to his work at IBM, Loria worked for companies ranging from start-ups to large enterprises in various marketing, product management, and business and corporate development roles.

Robert McCashin

McCashin is currently a strategic advisor for the Falls River Group, a global mergers and acquisitions advisor. Prior to his time at Falls River Group, McCashin served on the Board of Directors of Imprivata, as executive chairman for Integrian, and as a director of both Peerless Manufacturing Inc., and Argon ST, Inc. McCashin was chairman and CEO at Identix, where he moved the company to the NASDAQ and led the acquisition of Visionics, thereby positioning Identix as the worldwide leader in multi-biometric security products. He has held various positions at Electronic Data Systems (EDS), a leading global services company. His final role at EDS was president and CEO of CENTROBE, the business unit created out of the consolidation of EDS worldwide call centers and database operations. During his time there, McCashin spearheaded the acquisition of Neodata and merged several units into CENTROBE.

About CynergisTek, Inc.

CynergisTek is a top-ranked cybersecurity firm dedicated to serving the information assurance needs of the healthcare industry. CynergisTek offers specialized services and solutions to help organizations achieve privacy, security, and compliance goals. Since 2004, the company has served as a partner to hundreds of healthcare organizations and is dedicated to supporting and educating the industry by contributing to relevant industry associations. The company has been recognized by KLAS as a top performing firm in healthcare cybersecurity and was awarded the 2019 Top Healthcare Cybersecurity Consultants in Black Book IT Advisory Outcomes Survey.

Forward-Looking Statements

This release contains certain forward-looking statements relating to the business of CynergisTek that can be identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “will,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/service development, long and uncertain sales cycles, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. CynergisTek is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations Contact:

CynergisTek, Inc.

Bryan Flynn

(949) 382-1419

InvestorRelations@cynergistek.com

Media Contact:

Aria Marketing

Danielle Johns

(617) 332-9999 x241

djohns@ariamarketing.com